ALLIANCEBERNSTEIN MUNICIPAL INCOME FUND II
ARIZONA PORTFOLIO
FLORIDA PORTFOLIO
MASSACHUSETTS PORTFOLIO
MICHIGAN PORTFOLIO
MINNESOTA PORTFOLIO
NEW JERSEY PORTFOLIO
OHIO PORTFOLIO
PENNSYLVANIA PORTFOLIO
VIRGINIA PORTFOLIO

FORMER POLICIES
CURRENT POLICIES

Investment Objective:
Fundamental:
The investment objective of the Portfolios is to earn the highest level of current income, exempt from Federal and state taxation to the extent described in the Prospectus, that is available without assuming what Alliance considers to be undue risk, by investing principally in high-yielding, predominantly medium quality, municipal securities. Non-fundamental:
The investment objective of the Portfolios is to earn the highest level of current income, exempt from Federal and state taxation to the extent described in the Prospectus, that is available without assuming what Alliance considers to be undue risk, by investing principally in high-yielding, predominantly medium quality, municipal securities.

Fundamental Investment Policies:
The Portfolios may not invest 25% or more of their total assets in the securities of issuers conducting their principal business activities in any one industry, provided that for purposes of this policy (a) there is no limitation with respect to investments in municipal securities issued by governmental users (including private activity bonds issued by governmental users), U.S. Government securities, certificates of deposit, bankers' acceptances and interest-bearing savings deposits, and
(b) consumer finance companies, industrial finance companies and gas, electric, water and telephone utility companies are each considered to be separate industries. For purposes of this restriction, the Portfolios will regard the entity which has the primary responsibility for the payment of interest and principal as the issuer.
The Portfolios may not concentrate investments in an industry, as concentration may be defined under the 1940 Act or the rules and regulations thereunder (as such statute, rules or regulations may be amended from time to time) or by guidance regarding, interpretations of, or exemptive orders under, the 1940 Act or the rules or regulations thereunder published by appropriate regulatory authorities.
The Portfolios may not pledge, hypothecate, mortgage or otherwise encumber their assets, except in any amount of not more than 15% of the value of their total assets, to secure borrowings for temporary or emergency purposes. Restriction eliminated.
The Portfolios may not make short sales of securities or maintain a short position.
Prohibition eliminated.
The Portfolios may not purchase securities on margin.
Policy eliminated.

Related non-fundamental policy:
The Portfolios may not purchase securities on margin, except (i) as otherwise provided under rules adopted by the SEC under the 1940 Act or by guidance regarding the 1940 Act, or interpretations thereof, and
(ii) that the Portfolios may obtain such short-term credits as are necessary for the clearance of portfolio transactions, and the Portfolios may make margin payments in connection with futures contracts, options, forward contracts, swaps, caps, floors, collars and other financial instruments.
The Portfolios may not participate on a joint or joint and several basis in any securities trading account.
Prohibition eliminated.
The Portfolios may not issue any senior security within the meaning of the 1940 Act, except that the Fund may borrow money from banks for temporary or emergency purposes, including the meeting of redemption requests which might require the untimely disposition of securities. Borrowing in the aggregate may not exceed 20%, and borrowing for purposes other than meeting redemptions may not exceed 5% of the value of the Fund's total assets (including all borrowings by the Portfolio) less liabilities (not including all borrowings by the Portfolio) at the time the borrowing is made. Outstanding borrowings in excess of 5% of the value of the Fund's total assets will be repaid before any subsequent investments are made.
The Portfolios may not issue any senior security (as that term is defined in the 1940 Act) or borrow money, except to the extent permitted by the 1940 Act or the rules and regulations thereunder (as such statute, rules or regulations may be amended from time to time) or by guidance regarding, or interpretations of, or exemptive orders under, the 1940 Act or the rules or regulations thereunder published by appropriate regulatory authorities.
For the purposes of this restriction, margin and collateral arrangements, including, for example, with respect to permitted borrowings, options, futures contracts, options on futures contracts and other derivatives such as swaps are not deemed to involve the issuance of a senior security. The Portfolios may not make loans of their assets to any person, except for (i) the purchase of publicly distributed debt securities, (ii) the purchase of non-publicly distributed securities subject to [commodities policy below] and (iii) entering into repurchase agreements.
The Portfolios may not make loans except through (i) the purchase of debt obligations in accordance with its investment objectives and policies; (ii) the lending of portfolio securities; (iii) the use of repurchase agreements; or (iv) the making of loans to affiliated funds as permitted under the 1940 Act, the rules and regulations thereunder (as such statutes, rule or regulations may be amended from time to time), or by guidance regarding, and interpretations of, or exemptive orders under, the 1940 Act.
The Portfolios may not act as an underwriter of securities of other issuers, except that a Portfolio may acquire restricted or not readily marketable securities under circumstances where, if such securities were sold, the Fund might be deemed to be an underwriter for purposes of the Securities Act of 1933, as amended (the "Securities Act").
The Portfolios may not act as an underwriter of securities of other issuers, except that a Portfolio may acquire restricted securities under circumstances in which, if such securities were sold, a Portfolio might be deemed to be an underwriter for purposes of the Securities Act of 1933, as amended (the "Securities Act").
The Portfolios may not purchase or sell commodities or commodity contracts, (except forward commitment contracts or contracts for the future acquisition of debt securities and related options, futures contracts and options on futures contracts and other similar contracts).

Related non-fundamental policy:
The Portfolios will not enter into a futures contract or option on a futures contract if immediately thereafter the market values of the outstanding futures contracts of the Portfolios and the futures contracts subject to outstanding options written by the Portfolios would exceed 50% of their total assets.
The Portfolios may not purchase or sell commodities regulated by the Commodity Futures Trading Commission under the Commodity Exchange Act or commodities contracts except for futures contracts and options on futures contracts.

Related non-fundamental policy:
Restriction eliminated.
The Portfolios may not write put and call options except in accordance with its investment objective and policies.
Prohibition eliminated.
The Portfolios may not purchase or sell real estate.
The Portfolios may not purchase or sell real estate except that it may dispose of real estate acquired as a result of the ownership of securities or other instruments. This restriction does not prohibit the Portfolios from investing in securities or other instruments backed by real estate or in securities of companies engaged in the real estate business.

Non-fundamental Investment Policies:
The Portfolios may invest up to 35% or more of their total assets in zero coupon securities.
Restriction eliminated.
No forward commitment will be made by the Portfolios if, as a result, the Portfolios' aggregate forward commitments under such transactions would be more than 20% of their total assets.
Restriction eliminated.